EXHIBIT 99.1

Sona Mobile Receives $471,750 Under Bridge Loan Financing Agreement With Sona’s Chief Executive Officer

NEW YORK, June 18, 2008 – Sona Mobile Holdings Corp. (OTC BB: SNMB) ("The Company"), a leading provider of secure software solutions for gaming and entertainment applications, announced today that it has entered into a Bridge Loan Financing Agreement with its Chairman and Chief Executive Officer, Shawn Kreloff, for up to $1 million. The funds are to be used as working capital to support operations until the Company is able to secure permanent financing.

Kreloff has agreed to lend the Company up to $1 million to be made in one or two installments under unsecured promissory notes that would mature in 90 days from the date of issuance of each Note at the rate of 8% per annum accruing from the date of issuance.  Such Notes may be convertible into subsequent financing by the Company.

Under the terms of the Bridge Loan Financing Agreement, Kreloff had guaranteed to fund $471,750 of the $1 million as of June 16, 2008, and the Company is in receipt of the guaranteed funds.  No commitment has been made with regard to the timing of the remaining amount under the Bridge Loan Financing Agreement and there is no assurance that such amount shall be received. The initial $471,750 is believed to be sufficient to meet the Company's immediate short-term liquidity needs until the end of July 2008 which will allow the Company further time to attempt to raise additional capital.  The Company continues to pursue potential financing options, and remains excited by the growth prospects for its server based gaming Sona Gaming System ª.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of common stock or warrants to purchase shares of common stock or any other securities of the Company.

About Sona Mobile Holdings Corp.

Sona is a provider of secure software solutions for server based gaming and entertainment applications. Sona's patent-pending technology delivers a rich client experience without compromising performance or security. Sona's key differentiator is the innovative Sona Gaming System ª (SGS). The Gaming Labs International (GLI) certified SGS architecture works across a wide range of mobile devices, fixed kiosks and operating systems. Sona utilizes the SGS to provide clients with wired or wireless server-based gaming content including slots, table games, video poker and race and sports wagering - all from a single screen. The SGS enables clients to have a similar gaming interface in a casino, at the track or event, at home on their computer or on their mobile device.

Forward-Looking Statements - Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," or similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Actual results could differ materially from the expectations expressed in these forward-looking statements. Potential risks and uncertainties include those described in Sona's public filings with the US Securities and Exchange Commission. For: Sona Mobile Holdings Corp.

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